Exhibit 21.1

Subsidiaries of ViSalus, Inc.*

Name	Jurisdiction of Incorporation

ViSalus Sciences Canada, Inc.	British Columbia, Canada

ViSalus Holdings, LLC	Delaware

* After giving effect to the reorganization transactions described in the Form S-1 Registration Statement. Immediately after the reorganization, all subsidiaries will be wholly owned.